Exhibit 3.2

Uncertified translation for information purposes only

GenSight Biologics

A French company (société anonyme) with share capital of €[●]

74 rue du Faubourg Saint Antoine 75012 Paris

Paris Trade and Companies Register

No. 751 164 757

BYLAWS UPDATED ON [●] 2015

SECTION I FORM - PURPOSE - NAME - HEAD OFFICE - TERM

Article 1 - FORM

The company is a société anonyme (Corporation) formed between the owners of the shares created below and the owners of any future shares, which is governed by applicable laws and regulations and these bylaws.

The Company may issue any financial securities defined under Article L 211-2 of the French Monetary and Financial Code, entitling holders to equity or debt securities under conditions laid down by law and these bylaws.

Article 2 - CORPORATE PURPOSE

The Company’s purpose, in France and abroad, includes:

•	the research and development in the field of treatment of ophthalmic pathologies and neuro-degenerative diseases of any kind;

•	the technical development, including by ways of clinical trials, the production and marketing of any product and material enabling the treatment of ophthalmic pathologies and neuro-degenerative diseases;

•	the provision of any services and service activities in relation thereto;

•	the acquisition, operation or sale of any process, patent and intellectual property rights in relation thereto;

•	the participation by the Company, by any means, whether directly or indirectly, in any operations that could be connected to its corporate purpose by way of incorporation, contribution, subscription or acquisition of securities or corporate rights, merger or other, creation, acquisition, lease, rent-operation of any business or establishment;

And more generally, all commercial, industrial, real estate, and financial operations including any pledges and any guarantees, any loans and any cash transactions including those specified under Article L. 511-7 of the French Monetary and Financial Code, relating directly or indirectly to the Company purpose or to any similar or related purpose likely to promote or develop the achievement thereof.

Article 3 - NAME

The Company’s name is: GenSight Biologics

In all legal and other documentation from the Company, the Company name must always be immediately and legibly preceded or followed by the words “société anonyme”, or the initials “S.A.”, as well as mention of the value of the share capital and the location and number of the Company’s registration in the Trade and Companies Registry.

Article 4 - HEAD OFFICE

The address of the head office of the Company is as follows: 74 rue du Faubourg Saint Antoine 75012 Paris.

It may be transferred to any location in the same or a neighboring département (French county) by decision of the Board of Directors, subject to said decision being ratified by the following ordinary general meeting of shareholders, and anywhere else by virtue of a resolution passed in an extraordinary general meeting of shareholders. When a transfer is decided by the Board of Directors, the Board is hereby authorized to amend the bylaws accordingly.

Article 5 - TERM

The term of the Company is 99 years with effect from the date of its registration in the Trade and Companies Register, except in the event it is dissolved or its term is extended as provided for in these bylaws.

SECTION II CAPITAL STOCK - SHARES

Article 6 - SHARE CAPITAL

The share capital shall amount to [●] Euros (€[●]).

It shall be divided into [●] ([●]) shares with a par value of €0.025, which are fully subscribed and paid up and all of the same class.

Article 7 - CHANGES TO SHARE CAPITAL

I - The share capital may be increased by any means in accordance with French law.

The extraordinary general meetings are solely competent to authorize capital increases based on a report from the Board of Directors. Extraordinary general meetings may delegate their powers or authority to the Board of Directors in accordance with French law.

In proportion to their share holdings, shareholders have a preferred right to subscribe to shares for cash issued in conjunction with a capital increase; individual shareholders may waive such right. Extraordinary general meetings may decide to waive said preferred subscription right in accordance with French law.

II - Extraordinary general meetings authorize or determine capital reductions, which may not under any circumstances violate shareholders’ parity.

Capital reductions to an amount less than the statutory minimum may only be authorized subject to a capital increase intended to increase it to at least the statutory minimum, unless the Company is transformed into another form of legal entity that does not require a level of capital higher than after the reduction.

Failing that, any person with an interest may apply to the courts to dissolve the Company. Such dissolution may not be granted if, as of the date when the court rules on the merits of the case, the value of share capital is at least the statutory minimum.

III - Share capital may be redeemed in accordance with the provisions of Articles L. 225-198 ff. of the French Commercial Code.

Article 8 - PAYING-UP SHARES

In respect of capital increases, at least one quarter of the par value and the entire issue premium of shares issued must be paid-up.

The balance owing of unpaid capital must be paid up in one or more tranches following a request for payment from the Board of Directors within five years from the Company’s registration in the Trade and Companies Registry in respect of shares subscribed on incorporation, or, in respect of capital increases, from the date when a capital increase takes effect.

Calls for funds are communicated to subscribers and shareholders at least twenty days before each scheduled date of payment.

Shareholders who do not pay in the installments due on their shares by the deadline, without prior notice shall automatically owe the Company interest on the overdue payments calculated per day from the date of the due date and based on the statutory interest rate for commercial matters plus three basis points.

To receive payment of such amounts, the Company is entitled to enforce payment and charge penalties as provided for under Articles L. 228-27 ff. of the French Commercial Code.

Article 9 - FORM OF SHARES

All shares are registered.

Shares are registered in an account opened by the Company, or its authorized representative, on behalf of the shareholder under applicable statutory and regulatory terms and conditions.

Article 10 - RIGHTS AND OBLIGATIONS PERTAINING TO SHARES

1 - Subject to the date of dividends rights, all shares entitle holders to a share in the earnings and liquidation surplus of the Company in proportion to their individual shareholdings.

2 - All shares also entitle their holders to vote and be represented at general meetings, as well as to receive reports on the Company’s market and certain employee documentation as stipulated under French law.

The voting rights attached to the capital shares or dividend shares shall be proportional to the share of the capital which they represent. Each share shall give the right to one vote.

In consequence of the consolidation decided by the Extraordinary General Meeting dated August 17, 2015 and, until the expiry of a period of two (2) years following the date of the beginning of the consolidation operations under the conditions provided by the consolidation notice published by the Company in the Bulletin des Annonces Légales et Obligatoires (Bulletin of Legal and Mandatory Notices) in accordance with the resolutions adopted by the Extraordinary General Meeting dated August 17,

2015, any non-consolidated share (formerly of a nominal value of 0.01 euro) shall give the right to its holder to ten (10) votes and any consolidated share of a nominal value of 0.025 euro to twenty five (25) votes, in such manner that the number of votes attached to the shares shall be proportional to the share of capital, which they represent.

3 - the ownership of a share automatically implies the approval of the bylaws and all resolutions passed in Company general meetings.

4 - Shareholders are liable for Company liabilities up to the value of their capital contributions.

5 - The rights and obligations pertaining to all shares apply to all future holders of the shares.

6 - Whenever it is necessary to hold several shares to exercise any right, or in the case of share exchange, grouping or issue or in the case of equity transactions, the holders of individual or an insufficient number of shares may only exercise said right if, acting privately, they combine with other shareholders and carry out any necessary share purchases or sales.

7 - Heirs, creditors, trustees or other shareholder representatives may not require assets and securities of the Company to be sealed or request the distribution or division of such assets and securities or interfere in any manner in the Company’s management; for the exercise of their rights, they shall be bound by statements of corporate assets and liabilities and resolutions passed in shareholder general meetings.

Article 11 - INDIVISIBILITY OF SHARES - BARE OWNERSHIP - USUFRUCT

1 - Shares are indivisible with respect to the Company.

Co-owners of undivided shares are represented at general meetings by one of them or by a single agent. In case of disagreement, the agent is appointed by the courts at the request of whichever co-owner acts first.

2 - The right to vote belongs to the usufructuary in ordinary general meetings and to the bare owner in extraordinary general meetings. Notwithstanding the above, the bare owner has the right to participate in all general meetings.

3 - Voting rights are exercised by the owner of pledged securities.

Article 12 - TRANSFER OF SHARES

Shares are freely negotiable on issue pursuant to French law.

They remain negotiable after winding-up the Company and up to the date of closure of liquidation.

Ownership of the shares results from their entry in individual accounts in the names of the owner or owners, in Company registers as provided by French law.

Transfer of the shares shall be effected vis-à-vis the Company and third parties by a transaction order signed by the transferor or his authorized representative and by the transferee if the shares are not fully paid up.

SECTION III GOVERNANCE OF THE COMPANY

Article 13 - BOARD OF DIRECTORS

As required by law, the Company is managed by a Board of Directors composed of at least three (3) and no more than eighteen (18) members, subject to exceptions allowed by French law.

Article 14 - APPOINTMENT AND DISMISSAL OF DIRECTORS

I. Appointment/ dismissal of directors

During the life of the company, directors will be appointed by an ordinary general meeting. However, in the event of a merger or demerger, directors may be appointed by an extraordinary general meeting.

Their term of office is four (4) years and shall expire at the conclusion of the shareholders’ ordinary general meeting to approve the financial statements held in the year in which the director’s term of office expires.

Any outgoing director is eligible for reappointment subject to satisfying the conditions of this Article.

Directors can be dismissed and replaced at any time by an ordinary general meeting.

Natural persons over seventy-five (75) years of age may not be directors; when they reach this age during their term of office they shall be deemed to have resigned from office at the next general meeting. Any appointment in violation of the foregoing shall be null and void, with the exception of provisional appointments.

Any natural person who is a director must comply, both on appointment and throughout his term of office, with legal requirements relating to multiple appointments at sociétés anonymes (corporations) having their head offices on mainland France, save for exceptions provided by law.

A Company employee may not be appointed director unless his employment contract corresponds to an actual position. The number of directors with employment contracts with the Company must not exceed one third of the number of directors in office.

II. Legal entity as director

Directors may be natural persons or legal persons. In the latter case, at the time of its appointment, a legal person is required to designate a permanent representative who is subject to the same conditions and obligations and the same civil and criminal responsibilities as if he were a director in his own name, without prejudice to the joint and several liability of the legal person he represents. A permanent representative of a legal person director is subject to the same conditions of age as natural person directors.

The term of office of the permanent representative designated by a legal person appointed director is for the duration of the latter’s term of office.

If a legal person replaces its permanent representative, it must notify the Company thereof specifying the identity of its new permanent representative without delay by registered mail. The same applies in the event of death or resignation of the permanent representative.

The appointment of a permanent representative and the end of his term of office are subject to the same formalities of publication as for a director in his own name.

III. Vacancy, death, resignation

In the event of vacancy due to death or resignation of one or more directors, the Board of Directors may make temporary appointments between two general meetings. The director appointed to replace another director whose terms of office has not expired, will exercise his duties only for the remaining term of office of his predecessor.

Temporary appointments made by the Board are subject to ratification by the next ordinary general meeting. Failing ratification, resolutions passed and acts done previously by the Board are still valid.

When the number of directors falls below the statutory minimum, the remaining directors must immediately convene an ordinary general meeting with a view to completing the Board members.

Article 15 - ORGANIZATION AND PROCEEDINGS OF THE BOARD OF DIRECTORS

I. Chairman

The Board of Directors shall elect a Chairman from among its members. The Chairman shall be a natural person, failing which the appointment shall be null and void. The Board of Directors determines his remuneration.

The Chairman of the Board of Directors shall organize and manage the work of the Board of Directors and report thereon to the ordinary general meeting. The Chairman shall ensure the satisfactory functioning of the Company’s governing bodies, and in particular shall ensure that the directors are able to fulfill their duties.

For the exercise of his duties, the Chairman of the Board of Directors must be under seventy-five (75) years of age. If during his term of office he reaches this age limit, the Chairman shall be deemed to resign from office and a new Chairman shall be appointed under the conditions set forth in this Article. However, his term of office shall extend until the next meeting of the Board of Directors at which his successor shall be appointed.

The Chairman is appointed for a period not exceeding his term of office as director. He is eligible for reappointment.

The Board of Directors may revoke his appointment at any time.

In the event of temporary incapacity or death of the Chairman, the Board of Directors may delegate a director to carry out the Chairman’s duties.

In the event of temporary incapacity, this delegation is given for a limited duration and may be renewed. In the event of death, this delegation is valid until election of a new Chairman.

II. Board meetings

The Board of Directors meets as often as required by the Company’s interest and is convened by the Chairman.

When the Board has not met for more than two months, a minimum of one third of the members of the Board of Directors may request the Chairman to convene a Board meeting for a specific agenda.

The Director General may also ask the Chairman to convene the Board of Directors for a specific agenda.

The Chairman is bound by demands made under the two preceding paragraphs.

Notice may be given by any means, whether written or oral.

The Board shall meet at the head office or any other location (in France or abroad) designated in the meeting notification. If for any reason the Chairman is unable to act, the Board shall appoint a member to chair the meeting.

The Chairman of the Board of Directors chairs its meetings. In the event of incapacity of the Chairman, at each meeting the Board shall designate one of the members present to chair the meeting.

At each meeting the Board may appoint a secretary, whether or not a member of the Board.

A register shall be kept, and shall be signed by all directors participating in the meeting.

III. Quorum, majority

The Board cannot validly deliberate unless at least half of the directors are present or deemed present subject to internal regulations if videoconferencing or other telecommunications media are used.

Unless otherwise stated in these bylaws and subject to internal regulations, if videoconferencing or other telecommunications media are used, decisions shall be passed by a majority of votes of members present or represented or deemed present. In the event of a tied vote, the Chairman of the meeting shall not have a casting vote.

Those deemed present for calculation of quorum or majority are all directors participating in the meeting, including by videoconferencing or telecommunications media, under conditions defined by the internal regulations of the Board. However, physical presence or representation will be required for all deliberations of the Board concerning annual Company and consolidated financial statements and preparation of the Company and Group management reports, and for decisions concerning dismissal of the Chairman of the Board of Directors, the Chief Executive Officer or the Deputy Chief Executive Officer.

IV. Representation

Any director can give written authorization to another director to represent him at a Board meeting.

In the course of any meeting, each director may only employ one proxy received in application of the preceding paragraph.

These provisions are applicable to the permanent representative of directors who are legal persons.

V. Observer

Ordinary general meetings may decide to appoint one or more observers, who are natural or legal persons chosen from the shareholders or otherwise and up to a total of 3 persons. They are chosen freely based on qualifications and skills.

Observers are appointed by ordinary general meeting for a four-year term expiring at the ordinary general meeting to approve financial statements held in the year the term of office expires.

Any outgoing observer is eligible for re-election subject to the conditions of this Article.

When a legal person is appointed observer, it must appoint a natural person as permanent representative to represent it during Board meetings. The appointment and change of permanent representative must be notified to the Company in writing.

Observers can be dismissed and replaced at any time in ordinary general meeting but also on decision of the Board of Directors, without any compensation. An observer’s functions are ended by death or incapacity for natural person observers, by dissolution or receivership for legal person observers, or by resignation.

In the event of vacancy due to death or resignation of one or more observers, the Board of Directors may make temporary appointments between two general meetings, which must be ratified at the next general meeting. Failure to ratify the co-opted observer does not affect the validity of decisions taken by the Board of Directors.

The Observers shall attend Board meetings without voting rights. Observers will be given notice of each Board of Directors meeting in the same way as directors. Observers shall neither individually nor collectively have more than advisory powers, nor shall they have voting rights at Board meetings. The Board of Directors remains free to assess the advice given by the observers.

Failure to convene the censor(s) or communicate documents to them prior to a Board of Directors meeting shall in no case constitute a cause of nullity of the deliberations of the Board of Directors.

No remuneration of any kind whatsoever may be allocated to censors for carrying out their duties.

VI. Minutes of meetings

The meetings of the Board of Directors shall be recorded in minutes prepared in a special register, numbered and initialed, and held at the head office pursuant to regulations.

Article 16 - BOARD OF DIRECTORS - POWERS

The Board of Directors determines the strategies of Company operations and ensures their implementation.

Subject to powers expressly allocated to shareholders’ meetings and within the scope of the Company’s corporate purpose, the Board of Directors may take up any matter relevant to Company operation and settle any affairs concerning the same.

In relations with third parties, the Company is bound even by actions of the Board of Directors falling outside the Company purpose, unless it is proved that the third party knew the action was ultra vires or that it could not be unaware thereof given the circumstances, the mere publication of the bylaws being insufficient evidence.

The Board of Directors shall carry out checks and verifications it deems appropriate.

Each director must receive the information necessary to perform his duties and may obtain all documents he considers useful from senior management.

Within the limit of an overall sum which it shall define, the Board of Directors may authorize the Chief Executive Officer to grant deposits, endorsements or guarantees on behalf of the Company in accordance with applicable law and regulations.

The Board of Directors may set up committees, in particular an audit committee and a remuneration committee, to examine any issues raised by the Board or the Chairman, modalities of which shall be adopted by the Board.

The Board of Directors may also, with the right to delegate, issue bonds as set forth in Articles L228-40 ff. of the French Commercial Code as well as any securities representing debt referred to in Article L.228-36 A of the French Commercial Code and any securities giving access to equity securities or to securities representing debt.

Article 17 - SENIOR MANAGEMENT - DELEGATION OF POWERS

I.	Organizational principles

Pursuant to French law, either the Chairman of the Board of Directors, or another natural person appointed by the Board of Directors as chief executive officer, shall carry out and be responsible for the general management of the Company.

The choice between these two general management structures lies with the Board of Directors, which must inform the shareholders and third parties pursuant to regulations.

The Board’s decision as to the senior management structure is by majority vote of those directors present or represented or deemed present subject to Article 15-III in the event of participation by videoconference or other telecommunication media.

The change of senior management structure does not require amendment of the bylaws.

When the Chairman of the Board is also chief executive officer, the following provisions relating to the Chief Executive Officer apply to him.

II.	Senior management

Chief Executive Officer

Depending on the choice made by the Board of Directors as above, general management of the Company is assumed either by the Chairman of the Board or by a natural person, whether or not a director or shareholder, appointed by the Board as Chief Executive Officer.

When the Board of Directors chooses to separate the functions of Chairman and Chief Executive Officer, it appoints a Chief Executive Officer, sets the term of office, decides his or her remuneration and, where applicable, limits the Chief Executive Officer’s powers.

No one may be appointed Chief Executive Officer if they are over seventy-five (75) years old. If a serving Chief Executive Officer reaches this age, they are automatically deemed to have resigned. However, his term in office would be extended until the next meeting of the Board of Directors at which the new Chief Executive Officer would be appointed.

The Chief Executive Officer may be dismissed at any time by the Board of Directors. If the Chief Executive Officer does not assume the functions of Chairman of the Board of Directors, dismissal may give rise to damages if there is no just cause.

The Chief Executive Officer is invested with the widest powers to act in all circumstances on behalf of the Company. He or she exercises these powers within the scope of the Company purpose, subject only to powers explicitly assigned by law to shareholders’ meetings and the Board of Directors.

The Chief Executive Officer represents the company in its relations with third parties. The Company is bound even by actions of the Chief Executive Officer outside the Company purpose, unless it can be proved that the third party knew such action to be ultra vires or could not be unaware thereof given the circumstances. Mere publication of the bylaws shall not be deemed sufficient evidence.

The bylaws or decisions of the Board limiting the powers of the Chief Executive Officer are ineffective in relations with third parties.

Deputy Chief Executive Officers

The Chief Executive Officer, whether this function is assumed by the Chairman of the Board or by another person, may propose that the Board of Directors appoint one or more natural persons as Deputy Chief Executive Officers, chosen among the directors, shareholders, or otherwise responsible for assisting the Chief Executive Officer. There may not be more than five Deputy Chief Executive Officers

No one may be appointed Deputy Chief Executive Officer if he is over seventy (70). If a Deputy Chief Executive Officer reaches this age, he or she is automatically deemed to have resigned. However, his term in office shall be extended until the next meeting of the Board of Directors at which the new Deputy Chief Executive Officer may be appointed. The Deputy Chief Executive Officers may be dismissed at any time by the Board of Directors on proposal by the Chief Executive Officer. Their dismissal without just cause may give rise to damages.

The Board of Directors shall, jointly with the Chief Executive Officer, determine the scope and term of the powers conferred on Deputy Chief Executive Officers. In relations with third parties, Deputy Chief Executive Officers shall hold the same powers as the Chief Executive Officer.

Where the Chief Executive Officer ceases to carry out his duties or is unable to carry out same, unless otherwise resolved by the Board the Deputy Chief Executive Officers shall remain in office and continue to hold their powers until nomination of the new Chief Executive Officer.

III.	Delegation of powers

The Board of Directors may appoint agents, directors or not, for permanent or temporary tasks, delegating powers and deciding suitable remuneration for them.

Article 18 - DIRECTORS’ REMUNERATION

General Meetings may allocate directors a fixed sum annually in remuneration of their activity, without being bound by previous decisions. The amount is charged to operating expenses.

The Board of Directors freely distributes the overall amounts allocated to directors among its members, in the form of directors’ fees; directors who are also members of committees may receive a greater share than other directors.

The Board of Directors may allocate exceptional remuneration for duties or functions undertaken by directors.

The Board of Directors may authorize the reimbursement of travel expenses and expenses incurred by directors on behalf of the Company.

Article 19 - AGREEMENTS BETWEEN THE COMPANY, A DIRECTOR, THE CHIEF EXECUTIVE OFFICER OR A DEPUTY CHIEF EXECUTIVE OFFICER

I	Agreements subject to authorization.

Any agreement, either direct or through an intermediary, between the Company and its Chief Executive Officer, one of its directors, one of its Deputy Chief Executive Officer or one of its shareholder holding more than 10% of the voting rights, or in the case of a company shareholder, the controlling company as defined under Article L. 233-3 of the French Commercial Code, must receive prior authorization from the Board of Directors.

The same applies to agreements in which one of the persons referred to in the preceding paragraph has an indirect interest.

Agreements between the Company and any business where the Chief Executive Officer, one of the Deputy Chief Executive Officers or one of the Company directors is owner, associate without defined responsibilities, managing, director, member of the supervisory board or, in a general way an executive of said business, are also subject to prior authorization.

These agreements must be legally authorized and approved.

However, agreements relating to day-to-day transactions and concluded under arms-length conditions and agreements entered into two companies one of which holds directly or indirectly the entire share capital of the other, with the deduction, if applicable, of the required minimum number of shares to meet the conditions provided by Articles 1832 of the French Civil Code or L.225-1 of the French Commercial Code, are not subject to the legal procedure for authorization and approval.

II.	Prohibited Agreements

Directors other than legal persons are prohibited from contracting loans from the Company in any form, nor any overdraft, in current account or otherwise, nor to have their commitments to third parties endorsed or approved by the Company.

The same prohibition applies to the Chief Executive Officer, Deputy Chief Executive Officers and the permanent representatives of legal person directors. It also applies to spouses, ascendants and descendants of the persons referred to in this Article and any intermediary.

SECTION IV - AUDITING THE COMPANY’S FINANCIAL STATEMENTS

Article 20 - APPOINTMENT OF AUDITORS - INCOMPATIBILITIES

Auditors shall be appointed by an ordinary general meeting.

Article 21 - DUTIES OF AUDITORS

The auditors are invested with the duties and powers conferred on them by law.

The auditors shall be notified of any shareholders’ meeting no later than the shareholders themselves.

They shall be convened to the Board of Directors Meeting to approve the financial statements of the preceding financial year and, if appropriate, to any other meeting of the Board of Directors, at the same time as the directors themselves.

Auditors are convened by registered mail with acknowledgement of receipt.

SECTION V - SHAREHOLDERS’ MEETINGS

Article 22 - QUORUM AND MAJORITY

General Meetings deliberate under conditions laid down by law.

Ordinary general meetings take all decisions other than those reserved to extraordinary general meetings by law or these bylaws. They do not deliberate validly on first notice unless shareholders present or represented hold at least one-fifth of all voting shares. On second notice no quorum is required and the meeting decides on a majority vote of shareholders present or represented.

Only extraordinary general meetings may amend any provisions of the bylaws. They do not deliberate validly unless shareholders present or represented on first notice hold at least one-quarter and on second notice one-fifth of all voting shares. Failing a quorum, the second meeting may be postponed to a date no later than two months after the date for which it was originally convened. It shall then decide by a two-thirds majority of votes of shareholders present or represented.

If videoconferencing or other telecommunications media allowed by law under conditions set out in Article 23 below are used, those shareholders participating by videoconference or other telecommunications media shall be deemed present for calculations of quorum and majority.

Each member of the shareholders general meeting shall have as many votes as the shares he holds and represents.

Article 23 - CONVENING GENERAL MEETINGS

Shareholders’ general meetings are convened either by the Board of Directors, or by the Auditors, or by a legally appointed agent under conditions and procedures laid down by law.

They are held at the head office or any other place specified in the notification.

Fifteen days notice shall be given on first call and ten days’ notice on second call in the forms laid down by law. Notice may be given by electronic means under prescribed conditions.

If the Board so decides when calling the meeting, any shareholder may also participate and vote at meetings by videoconference or any form of telecommunications media that provides for their identification under legally established conditions.

Any irregularly convened meeting may be set aside. However, an action in nullity is not admissible if all shareholders were present or represented.

Article 24 - GENERAL MEETING AGENDA

Agendas are set by the person convening the meeting.

However, one or more shareholders holding a fraction of the share capital as provided by the laws and regulations (or a group of shareholders meeting legal requirements) is entitled to require draft resolutions be included in the meeting agenda. The request is accompanied by the text of the draft resolutions, which may be accompanied by a brief statement in support.

These draft resolutions, which must be brought to the attention of shareholders, are included in the agenda and voted on during the meeting.

The meeting cannot deliberate on an issue that is not included in the agenda.

However, it may, in all circumstances, dismiss one or more directors and proceed with their replacement.

The meeting agenda may not be changed on second notice.

When the general meeting has to deliberate on changes in the legal or financial organization of the Company about which the Works Council has been consulted pursuant to Article L. 2323-19 of the French Labor Code, the Works Council’s opinion is communicated to the Meeting.

Article 25 - ADMISSION TO MEETINGS

Any shareholder may participate personally, by agent, or by correspondence in shareholder general meetings of all kinds, subject to justify the registration of his shares in the registered shares account held by the Company on the second business day preceding the date set for the meeting of the relevant general meeting at midnight.

Shareholders who have not fully paid up their shares or capital installments do not have access to general meetings.

Article 26 - REPRESENTATION OF SHAREHOLDERS AND VOTE BY CORRESPONDENCE

I. Representation of Shareholders

Shareholders, if not personally attending the meeting, may choose one of the three following forms of representation:

•	Give a proxy to another shareholder or his/her spouse or civil partner, or

•	Vote by correspondence, or

•	Send an ad hoc proxy to the Company, under statutory conditions,

in accordance with applicable laws and regulations.

Any shareholder may receive powers of attorney from other shareholders to represent them at a general meeting, without limits other than legal restrictions on the number of votes that one person can exercise, both personally and as proxy.

II. Vote by correspondence

After notification of a general meeting a form for voting by correspondence and its annexes will be provided at Company expense to any shareholder requesting it in writing.

The Company must comply with any application received at head office no later than six days before the general meeting.

Article 27 - GENERAL MEETING OFFICE

Shareholders’ general meetings are chaired by the Chairman of the Board of Directors or, in his absence, by a director delegated for this purpose by the Board. Failing which, the meeting shall elect its own chairman.

In the event of a meeting called by the auditors, an agent appointed by a court or the liquidators, the meeting shall be chaired by the person convening the meeting.

The two members of the meeting with the greatest number of votes who accept the function shall act as scrutineers.

The office of the meeting shall appoint the secretary, who is not required to be a shareholder.

Article 28 - MINUTES OF DELIBERATIONS

Deliberations of shareholders’ meetings are recorded in minutes prepared by members of the office and signed by them.

The Minutes include the date and place of meeting, form of notification, agenda, members of the office, number of shares voting, the quorum reached, the documents and reports submitted to the general meeting, a summary of the discussions, the text of resolutions put to vote and the outcome of the vote.

The minutes are prepared in a special register kept at head office pursuant to regulations.

If a general meeting cannot validly deliberate for lack of quorum, minutes are prepared by the secretary of said general meeting.

Article 29 - RIGHT OF INFORMATION AND CONTROL

Before each meeting the Board of Directors shall provide shareholders with all documents necessary for them to reach an informed opinion and judge the management and progress of the Company.

Following which, any shareholder has the right to ask written questions under statutory conditions.

Any shareholder is entitled at any time to receive documents that the Board of Directors is required to make available at its head office or send, pursuant to current regulations.

SECTION VI FISCAL YEAR - ANNUAL FINANCIAL STATEMENTS - ACCOUNTING AND FINANCIAL INFORMATION - EARNINGS APPROPRIATION

Article 30 - FISCAL YEAR

The fiscal year begins January 1 and ends December 31.

Article 31 - ANNUAL FINANCIAL STATEMENTS

At the end of each fiscal year the Board of Directors shall draw up a statement of the various assets and liabilities as of that date. The Board shall also prepare the annual financial statements.

The Board establishes a management report on the Company’s position and operations during the past fiscal year, earnings arising therefrom, progress achieved and difficulties encountered, the Company’s foreseeable outlook and future prospects, key events that have occurred between the balance sheet date and the date when the report is prepared, and research and development activities.

The annual financial statements, management report and if applicable the consolidated financial statements and group management report are held at head office at the disposal of the auditors, at least one month prior to convening the shareholders’ general meeting called to approve the Company’s annual financial statements.

Article 32 - EARNINGS APPROPRIATION AND DISTRIBUTION

No less than five percent (5%) of the profit for the financial year, less, as the case may be, any losses carried forward, shall be set aside and recorded to form the legal reserve (la reserve légale). Such withholding shall no longer be required once the amount of the statutory reserve exceeds one tenth of the share capital.

If the financial statements for the year approved by the general meeting show distributable earnings as defined by law, the general meeting shall decide to allocate such earnings to one or more reserve accounts under its control, to retain such earnings or to distribute them in accordance with French law.

General meetings may give Shareholders the option of payment in cash or shares for all or part of the distributed dividend or interim dividend pursuant to French law.

After approval of financial statements by the general meeting, any losses are carried forward to be charged against earnings in subsequent years until there are no longer any losses.

Each Shareholder’s share of profits or contribution to losses is proportional to their holding in Company equity.

Article 33 - EQUITY LESS THAN HALF SHARE CAPITAL

If, as a result of losses recorded in the financial statements, the Company’s equity is less than half the value of share capital, within four months following approval of the financial statements where said losses were recorded, the Board of Directors shall call an extraordinary general meeting to decide whether there are grounds for dissolving the Company.

If it is not decided to dissolve the Company, then no later than the close of the second fiscal year following the year when the losses arose, and subject to the provisions of Article L 224- 2 of the French Commercial Code, the Company must reduce its capital by an amount at least equal to the losses that could not be charged against reserves, unless the equity has been restored to at least half the share capital value. Failing which, any person with an interest may apply to the courts to dissolve the Company. Such winding up may not be pronounced if the equity value is at least half that of share capital as of the date of judgment on the merits.

SECTION VII - DISSOLUTION - LIQUIDATION - DISPUTES

Article 34 - EFFECT OF THE DISSOLUTION

The Company shall be under liquidation as soon as it is dissolved for any reason whatsoever. It shall retain legal personality for purposes of the liquidation, until termination of such liquidation.

The dissolution of the Company shall produce its effects against third parties only after the performance of all Company’s disclosures and deregister formalities from the Trade and Companies Registry as provided by French law and regulation.

Article 35 - APPOINTMENT OF THE LIQUIDATORS - POWERS

At expiry of the term fixed by the Company or in the event of early dissolution, a general meeting shall decide the terms of liquidation and appoint and set the powers of one or more liquidators, who shall perform their duties pursuant to French law.

Article 36 - LIQUIDIATION - TERMINATION

Net assets remaining after reimbursement of shares at their nominal value shall be distributed among shareholders pro rata their interest in the share capital.

The shareholders shall be convened to a meeting at the end of the liquidation process in order to rule on the final financial accounts, to discharge the liquidators of their duties and to acknowledge the termination of the liquidation.

The termination of the liquidation shall be disclosed in accordance with French law.

Article 37 - DISPUTES

All disputes concerning Company affairs which may arise during the life of the Company or at the time of its liquidation, either between the Company and shareholders or directors, or between shareholders themselves, shall be judged in accordance with French law and subject to the jurisdiction of the competent courts.